EXHIBIT 21

AMBASE CORPORATION
SUBSIDIARY LISTING
AS OF DECEMBER 31, 2003



                            Jurisdiction        Percentage Voting
                            In Which Securities Owned By
Name                        Organized           Immediate Parent
==========================  =================== =====================

AmBase Corporation              Delaware              N/A

  Carteret Bancorp, Inc.        Delaware             100%

  Home Capital Services, Inc.   Delaware             100%

  Maiden Lane Associates, Ltd.  Delaware             100%

  SDG Financial Corp.           Delaware             100%




     Note: Interrelationships shown by indentation with 100% ownership unless otherwise indicated.